Exhibit 99.1

FOR IMMEDIATE RELEASE

(Unaudited. All amounts in Canadian dollars and presented in accordance with U.S. GAAP.)

Tim Hortons Inc. announces 2013 second quarter results:

Same-store sales return to positive growth; solid earnings performance

Updated capital structure announced to include

planned recapitalization and expanded share repurchase program

Financial & Sales Highlights

Performance	Q2 2013	Q2 2012	% Year-over- Year Change	YTD 2013
Total revenues	$800.1	$785.6	1.9%	$1,531.7
Operating income	$176.6	$158.8	11.2%	$304.5
Adjusted operating income (1)	$177.2	$160.1	10.7%	$314.6
Effective tax rate	26.1%	27.6%		26.7%
Net income attributable to THI	$123.7	$108.1	14.5%	$209.9
Diluted earnings per share attributable to THI (“EPS”)	$0.81	$0.69	17.0%	$1.37
Fully diluted shares	152.6	156.0	(2.2)%	153.1

(All numbers in millions, except EPS and effective tax rate. All numbers rounded.)

(1)

Adjusted operating income is a non-GAAP measure, and excludes corporate reorganization expenses of $0.6 million in Q2 2013 ($10.1 million YTD 2013) and $1.3 million in Q2 2012 ($1.3 million YTD 2012). Please refer to “Information on non-GAAP Measure” and the reconciliation information in footnote (3) of this release for details of reconciling items.

Same-Store Sales (2)	Q2 2013	Q2 2012	YTD 2013
Canada	1.5%	1.8%	0.6%
U.S.	1.4%	4.9%	0.5%

(2)	Includes average same-store sales at Franchised and Company-operated locations open for 13 months or more. Substantially all of our restaurants are franchised.

Highlights

•	EPS growth of 17.0% in the quarter, Adjusted operating income up 10.7%(3)

•	Company returns to positive same-store sales growth in both Canada and the U.S.

•	Maintaining 2013 EPS targets, but expecting full-year same-store sales growth in Canada and the U.S. to be below targeted ranges based on year-to-date performance

•	Company plans to maximize strong financial position through a $900 million recapitalization and expanded share repurchase program, while maintaining investment grade credit rating

•	Company committed to driving U.S. market success; focused on initiatives to improve returns including working with well-capitalized franchises

•	Sherri Brillon and Thomas V. Milroy appointed to Board of Directors, bringing additional financial and strategic expertise to the Board

OAKVILLE, ONTARIO, (August 8th, 2013): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced results for the second quarter ended June 30th, 2013.

“We delivered solid profitability in the quarter and progression in same-store sales. Although the operating environment remains challenging, we are focused on building our market leadership to drive top line growth,” said Marc Caira, president and CEO.

“Following a comprehensive review, we plan to take advantage of our considerable financial strength and the historic low interest rate environment by adding $900 million in incremental leverage to repurchase shares. Adding leverage to repurchase shares while maintaining our investment grade rating is consistent with our ongoing focus on shareholder value creation, while preserving our strategic flexibility to invest in the business for the long-term benefit of all shareholders,” added Caira.

Consolidated Results

All percentage increases and decreases represent year-over-year changes for the second quarter of 2013 compared to the second quarter of 2012, unless otherwise noted.

Systemwide sales(4) increased 5.0% on a constant currency basis. This growth resulted from new restaurant development in Canada and the U.S., with net growth of 233 restaurants systemwide in the past year, and from same-store sales growth of 1.5% in Canada and 1.4% in the U.S.

Our total revenues increased 1.9% to $800.1 million, compared to $785.6 million last year. The revenue growth rate was below that of systemwide sales due to a decline in distribution sales, the largest component of revenues. Distribution sales decreased due to lower prices for coffee and other commodities, which were also reflected in lower cost of sales. The decrease in distribution sales was partially offset by the growth in systemwide sales.

Variable interest entities (“VIEs”) sales increased 9.4%. While the number of non-owned restaurants consolidated for accounting purposes has decreased since the start of fiscal 2013, it remains higher than it was a year ago, driven primarily by the addition of U.S. restaurants.

Rents and royalties grew by 5.2% in the second quarter, consistent with the growth in systemwide sales. Franchise fees decreased by 2.4%, due to a lower number and the type of restaurant sales, partially offset by a higher number of renovations during the quarter.

Total costs and expenses declined 0.5% in the second quarter, driven by lower cost of sales and general and administrative (G&A) expense, partly offset by higher operating expenses.

Cost of sales decreased by 0.8% due to the reduced commodity prices and operational improvements in our distribution centres, partially offset by increased VIE cost of sales. Operating expenses increased by 6.5%, due largely to increased depreciation and rent expenses associated with the new properties added to the system, as well as the depreciation impact of the digital menu board program. Franchise fee costs fell by 5.9% due to a lower number and the type of restaurant sales, partially offset by increased renovation activity.

G&A expenses decreased by 5.5% due to lower salaries and benefits, driven by vacancies, some of which are expected to be filled during fiscal 2013, and lower stock-based compensation expense.

We incurred $0.6 million of corporate reorganization expenses in the second quarter relating to the CEO transition, compared to $1.3 million of professional fees a year earlier.

Operating income of $176.6 million was up 11.2% from $158.8 million in the second quarter of 2012. The growth was driven by increased systemwide sales, combined with reduced expenses, particularly G&A. Adjusted operating income(3), which excludes the impact of the corporate reorganization expenses, increased 10.7% to $177.2 million. (Please refer to “Information on non-GAAP Measure” below for a reconciliation of adjusted operating income to operating income, the most directly comparable GAAP measure).

Net income attributable to Tim Hortons Inc. was $123.7 million, an increase of 14.5% from $108.1 million a year earlier. The improvement resulted from higher operating income, as well as a lower effective tax rate due to discrete items that occurred during the quarter.

EPS of $0.81 grew by $0.12 or 17.0% due to the increase in net income attributable to THI, as well as the positive, cumulative impact of our share repurchase programs. On average we had 2.2% fewer fully-diluted common shares outstanding in the second quarter compared to the same period last year. We have maintained our previously established fiscal 2013 EPS target range of $2.87 to $2.97 per share.

Segmented Performance Commentary

The operating environment continued to be challenging in the second quarter. We believe ongoing macro-economic uncertainty and low growth has been impacting consumer confidence and discretionary spending in both Canada and the U.S, leading to an overall intensified competitive environment, and ultimately, a negative impact on the performance of several restaurant chains and consumer companies.

Despite these challenges, we returned to positive same-store sales growth in the second quarter of 2013 after experiencing declines in the first quarter. Although we anticipate further positive growth in the second half of the year, given our year-to-date performance, we expect full-year same-store sales growth to be below our previously established targeted ranges of 2% to 4% in Canada and 3% to 5% in the U.S.

We have reclassified the segment data for the second quarter of 2012 to conform to the current period’s presentation, which has been revised consistent with changes to our reportable segments announced last quarter.

Canada

Same-store sales in our Canadian segment grew by 1.5%. The increase was driven by gains in average cheque resulting from pricing, and to a lesser extent, favourable product mix, partially offset by a decrease in transactions. Systemwide transactions grew as we added more restaurants to our system.

Operating income in the Canadian segment was $174.8 million, an increase of $9.4 million or 5.7%. Systemwide sales growth of 4.4% in Canada resulted in higher rents and royalties income and a higher allocation of supply chain income. Segment operating income also benefited from increased franchise fee income and lower G&A expenses. We opened 21 restaurants in Canada during the quarter.

United States

U.S. same-store sales increased by 1.4% in the quarter, driven primarily by an increase in transactions. Operating income was $2.6 million in the U.S. segment, a decrease of $1.5 million from the second quarter of 2012. Systemwide sales growth of 8.6% led to increased rents and royalties revenues, which were more than offset by an increase in relief primarily related to restaurants opened in fiscal 2012, as well as higher operating expenses resulting from an increase in the number of properties owned or leased. In the second quarter of 2012, operating income benefitted from a $0.7 million reversal of previously accrued closure costs related to our New England markets. We opened 5 standard and non-standard restaurants in the U.S. during the quarter.

We believe the U.S. market has the potential to significantly contribute to the Company’s long-term earnings growth, and we are committed to driving market success. Our sales progression in many U.S. markets mirrors that of many of our Canadian markets in their early development stages. However, overall sales volumes in our newer U.S. markets do not yet match our larger, more developed markets in the U.S., and, as a result, do not generate a strong return. We are seeking meaningful improvement in the returns on the capital we have deployed in the U.S. segment, and we have accordingly begun to accelerate our initiative to partner with well-capitalized franchisees in the U.S. as part of our development approach. While development capital in 2013 is mostly committed, starting in 2014, we expect to reduce capital being deployed in the U.S. segment as we look to new ways to profitably develop the U.S. market.

Corporate services

The Corporate services segment incurred an operating loss of $1.4 million, compared to a loss of $11.1 million in the second quarter of 2012. The improvement was driven by distribution services income resulting from operational improvements in our distribution centres, and favourable product margin variability which will partially reverse in the second half of 2013. Also contributing to the reduced operating loss were lower G&A expenses and lower manufacturing costs.

Our International operations also contributed positively, due in part to our expansion into Saudi Arabia. We opened 2 restaurants in the Gulf Cooperation Council (GCC) during the quarter.

Significant Developments & Initiatives

Board approves expanded share repurchase program, to be funded by new debt

We are acting to take advantage of the Company’s considerable balance sheet strength and cash flows, with Board approval of $900 million in additional debt, expected to be in the form of bank debt and/or newly issued bonds, which the Company plans to use to repurchase shares subject to market conditions, the negotiation and execution of agreements, and regulatory approvals.

We are targeting $1 billion in share repurchases over the next 12 months, including the remaining authorization in the existing program, and the deployment of the $900 million in planned debt proceeds. We expect our credit metrics to remain investment grade following the recapitalization, thereby preserving our strong balance sheet, cash flows, and access to capital as we pursue our strategic planning work.

Consistent with these plans, the Company has obtained regulatory approval from the Toronto Stock Exchange (“TSX”) to amend its Normal Course Issuer Bid (NCIB) to remove the former maximum dollar cap of $250 million. As a result, under our amended NCIB, we will be entitled to purchase up to 10% of our “public float” as at February 14, 2013 (being 15,239,531 common shares), subject to the negotiation and execution of an amended broker agreement. We plan to retain flexibility and evaluate alternative means of purchasing shares, including, for example, implementing a new normal course or substantial issuer bid, subject to market conditions, the negotiation and execution of agreements, and regulatory approvals, for the remainder of the targeted $1 billion in share repurchases in the most effective, efficient means possible.

Sherri Brillon and Thomas V. Milroy appointed to Board of Directors

Sherri Brillon and Thomas V. Milroy have been appointed to the Tim Hortons Board of Directors, effective August 8th, 2013. Both new directors bring considerable financial expertise and leadership experience to the Board. Ms. Brillon is Executive Vice-President and Chief Financial Officer of Encana Corporation, a leading North American energy producer. Mr. Milroy is Chief Executive Officer of BMO Capital Markets, and is responsible for all of BMO Financial Group’s businesses involving corporate, institutional and government clients in North America and globally.

Board declares dividend payment of $0.26 per common share

The Board of Directors has declared a quarterly dividend of $0.26 per common share, payable on September 4th, 2013 to shareholders of record as of August 19th, 2013. Dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. resident shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders.

Tim Hortons conference call today at 2:30 p.m. (EDT) Thursday, August 8th, 2013

Tim Hortons will host a conference call today to discuss second quarter results, scheduled to begin at 2:30 p.m. (EDT). The dial-in number is (416) 641-6712 or (800) 773-0497. No access code is required. A simultaneous web cast of the call, including presentation material, will be available at www.timhortons-invest.com. A replay of the call will be available until August 15th, 2013 and can be accessed at (416) 626-4100 or (800) 558-5253. The call replay reservation number is 21668941. The call and presentation material will also be archived for a period of one year in the Events and Presentations section.

Safe Harbor Statement

Certain information in this news release, particularly information regarding future economic performance, finances, and plans, expectations and objectives of management, and other information, constitutes forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements. Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as “risk factors” in the Company’s 2012 Annual Report on Form 10-K filed February 21st, 2013, and our Quarterly Report on Form 10-Q to be filed on August 8th, 2013 with the U.S. Securities and Exchange Commission and Canadian Securities Administrators, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as to management’s expectations as of the date hereof.

Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of an adverse event or condition that damages our strong brand position and reputation; the absence of a material increase in competition or in volume or type of competitive activity within the quick service restaurant segment of the food service industry; ability to obtain financing on favourable terms; ability to maintain investment grade credit ratings; prospects and execution risks concerning the U.S. market strategy; general worldwide economic conditions; cost and availability of commodities; the ability to retain our senior management team or the inability to attract and retain new qualified personnel; continuing positive working relationships with the majority of the Company’s restaurant owners; the absence of any material adverse effects arising as a result of litigation; and there being no significant change in the Company’s ability to comply with current or future regulatory requirements.

We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purpose. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company’s Safe Harbor Statement at www.timhortons.com/en/about/safeharbor.html.

(3) Information on non-GAAP Measure

Adjusted operating income is a non-GAAP measure. See below reconciliations for adjusting items to calculate adjusted operating income. Management uses adjusted operating income to assist in the evaluation of year-over-year performance, and believes that it will be helpful to investors as a measure of underlying operational growth rates. This non-GAAP measure is not intended to replace the presentation of our financial results in accordance with GAAP. The Company’s use of the term adjusted operating income may differ from similar measures reported by other companies. The reconciliation of operating income, a GAAP measure, to adjusted operating income, a non-GAAP measure, is set forth in the table below:

Reconciliation of Adjusted Operating Income

	Q2 2013	Q2 2012	YTD 2013	YTD 2012
	(in millions)		(in millions)
Operating income	$176.6	$158.8	$304.5	$290.5
Add: Corporate reorganization expenses	0.6	1.3	10.1	1.3

Adjusted operating income	$177.2	$160.1	$314.6	$291.7

All numbers rounded

(4) Total systemwide sales growth includes restaurant level sales at both Company and Franchised restaurants. Approximately 99.5% of our systemwide restaurants were franchised as at June 30th, 2013. Systemwide sales growth is determined using a constant exchange rate where noted, to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the second quarter of 2013, systemwide sales on a constant currency basis increased 5.0% compared to the second quarter of 2012. Systemwide sales are important to understanding our business performance as they impact our franchise royalties and rental income, as well as our distribution income. Changes in systemwide sales are driven by changes in average same-store sales and changes in the number of systemwide restaurants, and are ultimately driven by consumer demand.

We believe systemwide sales and same-store sales growth provide meaningful information to investors regarding the size of our system, the overall health and financial performance of the system, and the strength of our brand and restaurant owner base, which ultimately impacts our consolidated and segmented financial performance. Franchised restaurant sales are not generally included in our Condensed Consolidated Financial Statements (except for certain non-owned restaurants consolidated in accordance with applicable accounting rules). The amount of systemwide sales impacts our rental and royalties revenues, as well as distribution revenues.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, espresso-based hot and cold specialty drinks (including lattes, cappuccinos and espresso shots), specialty teas and fruit smoothies, fresh baked goods, grilled Panini and classic sandwiches, wraps, soups, prepared foods and other food products. As of June 30th, 2013, Tim Hortons had 4,304 systemwide restaurants, including 3,468 in Canada, 807 in the United States and 29 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

For Further information:

Scott Bonikowsky, (905) 339-6186 or bonikowsky_scott@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands of Canadian dollars, except share and per share data)

(Unaudited)

	Second quarter ended
	June 30, 2013	July 1, 2012	$ Change	% Change

REVENUES
Sales	$568,562	$563,772	$4,790	0.8%
Franchise revenues
Rents and royalties	209,289	198,973	10,316	5.2%
Franchise fees	22,288	22,836	(548)	(2.4%)

	231,577	221,809	9,768	4.4%

TOTAL REVENUES	800,139	785,581	14,558	1.9%

COSTS AND EXPENSES
Cost of sales	489,092	492,900	(3,808)	(0.8%)
Operating expenses	76,986	72,314	4,672	6.5%
Franchise fee costs	23,326	24,794	(1,468)	(5.9%)
General and administrative expenses	38,038	40,272	(2,234)	(5.5%)
Equity income	(3,916)	(3,859)	(57)	1.5%
Corporate reorganization expenses	604	1,277	(673)	(52.7%)
Other (income) expense, net	(570)	(956)	386	(40.4%)

TOTAL COSTS AND EXPENSES, NET	623,560	626,742	(3,182)	(0.5%)

OPERATING INCOME	176,579	158,839	17,740	11.2%

Interest expense	(8,922)	(8,650)	(272)	3.1%
Interest income	791	723	68	9.4%

INCOME BEFORE INCOME TAXES	168,448	150,912	17,536	11.6%

Income taxes	43,886	41,675	2,211	5.3%

Net income	124,562	109,237	15,325	14.0%
Net income attributable to noncontrolling interests	826	1,170	(344)	(29.4%)

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$123,736	$108,067	$15,669	14.5%

Basic earnings per common share attributable to Tim Hortons Inc.	$0.81	$0.70	$0.11	17.0%

Diluted earnings per common share attributable to Tim Hortons Inc.	$0.81	$0.69	$0.12	17.0%

Weighted average number of common shares outstanding (in thousands) - Basic	152,083	155,351	(3,268)	(2.1%)

Weighted average number of common shares outstanding (in thousands) - Diluted	152,637	155,995	(3,358)	(2.2%)

Dividends per common share	$0.26	$0.21	$0.05

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

(Unaudited)

	Year-to-date period ended
	June 30, 2013	July 1, 2012	$ Change	% Change

REVENUES
Sales	$1,092,449	$1,087,074	$5,375	0.5%
Franchise revenues
Rents and royalties	396,743	379,159	17,584	4.6%
Franchise fees	42,484	40,632	1,852	4.6%

	439,227	419,791	19,436	4.6%

TOTAL REVENUES	1,531,676	1,506,865	24,811	1.6%

COSTS AND EXPENSES
Cost of sales	950,446	957,820	(7,374)	(0.8%)
Operating expenses	152,719	138,239	14,480	10.5%
Franchise fee costs	45,878	45,076	802	1.8%
General and administrative expenses	76,706	81,695	(4,989)	(6.1%)
Equity income	(7,265)	(7,105)	(160)	2.3%
Corporate reorganization expenses	10,079	1,277	8,802	n/m
Other (income) expense, net	(1,383)	(599)	(784)	n/m

TOTAL COSTS AND EXPENSES, NET	1,227,180	1,216,403	10,777	0.9%

OPERATING INCOME	304,496	290,462	14,034	4.8%

Interest expense	(17,585)	(16,548)	(1,037)	6.3%
Interest income	1,719	1,434	285	19.9%

INCOME BEFORE INCOME TAXES	288,630	275,348	13,282	4.8%

Income taxes	77,145	76,132	1,013	1.3%

Net income	211,485	199,216	12,269	6.2%
Net income attributable to noncontrolling interests	1,578	2,370	(792)	(33.4%)

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$209,907	$196,846	$13,061	6.6%

Basic earnings per common share attributable to Tim Hortons Inc.	$1.38	$1.27	$0.11	8.7%

Diluted earnings per common share attributable to Tim Hortons Inc.	$1.37	$1.26	$0.11	8.8%

Weighted average number of common shares outstanding (in thousands) - Basic	152,597	155,589	(2,992)	(1.9%)

Weighted average number of common shares outstanding (in thousands) - Diluted	153,133	156,207	(3,074)	(2.0%)

Dividends per common share	$0.52	$0.42	$0.10

n/m - not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands of Canadian dollars)

(Unaudited)

	As at
	June 30, 2013	December 30, 2012

ASSETS

Current assets
Cash and cash equivalents	$86,603	$120,139
Restricted cash and cash equivalents	104,780	150,574
Accounts receivable, net	188,989	171,605
Notes receivable, net	5,946	7,531
Deferred income taxes	6,844	7,142
Inventories and other, net	109,639	107,000
Advertising fund restricted assets	38,264	45,337

Total current assets	541,065	609,328

Property and equipment, net	1,588,991	1,553,308

Intangible assets, net	3,195	3,674

Notes receivable, net	5,662	1,246

Deferred income taxes	11,540	10,559

Equity investments	41,830	41,268

Other assets	72,603	64,796

Total assets	$2,264,886	$2,284,179

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands of Canadian dollars, except share and per share data)

(Unaudited)

	As at
	June 30, 2013	December 30, 2012

LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$140,648	$169,762
Accrued liabilities
Salaries and wages	14,642	21,477
Taxes	12,574	8,391
Tim Card Obligation and other	147,913	197,871
Deferred income taxes	1,052	197
Advertising fund liabilities	42,624	44,893
Current portion of long-term obligations	20,130	20,781

Total current liabilities	379,583	463,372

Long-term obligations
Long-term debt	364,335	359,471
Long-term debt - Advertising fund	44,393	46,849
Capital leases	115,645	104,383
Deferred income taxes	8,468	10,399
Other long-term liabilities	116,601	109,614

Total long-term obligations	649,442	630,716

Commitments and contingencies

Equity
Equity of Tim Hortons Inc.
Common shares $2.84 stated value per share, Authorized: unlimited shares, Issued: 151,319,384 and 153,404,839 shares, respectively	429,105	435,033
Common shares held in Trust, at cost: 340,314 and 316,923 shares, respectively	(14,969)	(13,356)
Contributed surplus	13,388	10,970
Retained earnings	916,421	893,619
Accumulated other comprehensive loss	(108,851)	(139,028)

Total equity of Tim Hortons Inc.	1,235,094	1,187,238
Noncontrolling interests	767	2,853

Total equity	1,235,861	1,190,091

Total liabilities and equity	$2,264,886	$2,284,179

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands of Canadian dollars)

(Unaudited)

	Year-to-date period ended
	June 30, 2013	July 1, 2012

CASH FLOWS PROVIDED FROM (USED IN) OPERATING ACTIVITIES
Net income	$211,485	$199,216
Adjustments to reconcile net income to net cash provided from operating activities
Depreciation and amortization	72,368	62,379
Stock-based compensation expense	12,535	11,869
Deferred income taxes	(2,539)	(2,081)
Changes in operating assets and liabilities
Restricted cash and cash equivalents	46,356	43,290
Accounts receivable	(8,254)	(32,425)
Inventories and other	(5,218)	7,285
Accounts payable and accrued liabilities	(75,262)	(64,156)
Taxes	4,144	(8,674)
Other	2,714	(352)

Net cash provided from operating activities	258,329	216,351

CASH FLOWS (USED IN) PROVIDED FROM INVESTING ACTIVITIES
Capital expenditures	(88,272)	(66,628)
Capital expenditures - Advertising fund	(5,224)	(30,830)
Other investing activities	6,125	(8,710)

Net cash (used in) investing activities	(87,371)	(106,168)

CASH FLOWS (USED IN) PROVIDED FROM FINANCING ACTIVITIES
Repurchase of common shares	(113,803)	(136,509)
Dividend payments to common shareholders	(79,348)	(65,661)
Net proceeds from issue of debt - Advertising fund	0	32,262
Principal payments on long-term debt obligations	(8,543)	(4,078)
Other financing activities	(5,001)	(4,739)

Net cash (used in) financing activities	(206,695)	(178,725)

Effect of exchange rate changes on cash	2,201	(222)

(Decrease) in cash and cash equivalents	(33,536)	(68,764)

Cash and cash equivalents at beginning of period	120,139	126,497

Cash and cash equivalents at end of period	$86,603	$57,733

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(in thousands of Canadian dollars)

(Unaudited)

	Second quarter ended
	June 30, 2013	July 1, 2012

REVENUES (1)
Canada	$657,682	$651,361
U.S.	41,220	43,154
Corporate services	5,204	4,551

Total reportable segments	704,106	699,066
Variable interest entities	96,033	86,515

Total	$800,139	$785,581

SEGMENT OPERATING INCOME (LOSS)
Canada	$174,760	$165,360
U.S.	2,587	4,101
Corporate services	(1,424)	(11,117)

Total reportable segments	175,923	158,344
Variable interest entities	1,260	1,772
Corporate reorganization expenses	(604)	(1,277)

Consolidated Operating Income	176,579	158,839
Interest, net	(8,131)	(7,927)

Income before income taxes	$168,448	$150,912

(1)	Inter-segment revenues have been eliminated.

	Second quarter ended
	June 30, 2013	July 1, 2012	$ Change	% Change
Consolidated Sales is comprised of:
Distribution sales	$468,597	$471,274	($2,677)	(0.6)%
Company-operated restaurant sales	6,501	7,039	(538)	(7.6)%
Sales from variable interest entities	93,464	85,459	8,005	9.4%

Total Sales	$568,562	$563,772	$4,790	0.8%

	Second quarter ended
	June 30, 2013	July 1, 2012	$ Change	% Change
Consolidated Cost of sales is comprised of:
Distribution cost of sales	$399,019	$410,224	($11,205)	(2.7)%
Company-operated restaurant cost of sales	6,613	7,697	(1,084)	(14.1)%
Cost of sales of variable interest entities	83,460	74,979	8,481	11.3%

Total Cost of sales	$489,092	$492,900	($3,808)	(0.8)%

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(in thousands of Canadian dollars)

(Unaudited)

	Year-to-date period ended
	June 30, 2013	July 1, 2012

REVENUES (1)
Canada	$1,251,355	$1,251,244
U.S.	85,668	81,583
Corporate services	9,329	9,022

Total reportable segments	1,346,352	1,341,849
Variable interest entities	185,324	165,016

Total	$1,531,676	$1,506,865

SEGMENT OPERATING INCOME (LOSS)
Canada	$320,581	$312,586
U.S.	3,497	5,755
Corporate services	(12,089)	(29,902)

Total reportable segments	311,989	288,439
Variable interest entities	2,586	3,300
Corporate reorganization expenses	(10,079)	(1,277)

Consolidated Operating Income	304,496	290,462
Interest, net	(15,866)	(15,114)

Income before income taxes	$288,630	$275,348

(1)	Inter-segment revenues have been eliminated.

	Year-to-date period ended
	June 30, 2013	July 1, 2012	$ Change	% Change
Consolidated Sales is comprised of:
Distribution sales	$899,748	$911,002	($11,254)	(1.2)%
Company-operated restaurant sales	12,477	12,599	(122)	(1.0)%
Sales from variable interest entities	180,224	163,473	16,751	10.2%

Total Sales	$1,092,449	$1,087,074	$5,375	0.5%

	Year-to-date period ended
	June 30, 2013	July 1, 2012	$ Change	% Change
Consolidated Cost of sales is comprised of:
Distribution cost of sales	$774,572	$800,172	($25,600)	(3.2)%
Company-operated restaurant cost of sales	13,623	13,777	(154)	(1.1)%
Cost of sales of variable interest entities	162,251	143,871	18,380	12.8%

Total Cost of sales	$950,446	$957,820	($7,374)	(0.8)%

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As at June 30, 2013	As at December 30, 2012	Increase/ (Decrease) From Year End	As at July 1, 2012	Increase/ (Decrease) From Prior Year

Canada
Company-operated	17	18	(1)	11	6
Franchised - standard and non-standard	3,324	3,294	30	3,200	124
Franchised - self-serve kiosks	127	124	3	115	12

Total	3,468	3,436	32	3,326	142

% Franchised	99.5%	99.5%		99.7%

U.S.
Company-operated	3	4	(1)	10	(7)
Franchised - standard and non-standard	627	621	6	551	76
Franchised - self-serve kiosks	177	179	(2)	173	4

Total	807	804	3	734	73

% Franchised	99.6%	99.5%		98.6%

International (Gulf Cooperation Council)
Franchised - standard and non-standard	29	24	5	11	18

Total	29	24	5	11	18

% Franchised	100.0%	100.0%		100.0%

Total system
Company-operated	20	22	(2)	21	(1)
Franchised - standard and non-standard	3,980	3,939	41	3,762	218
Franchised - self-serve kiosks	304	303	1	288	16

Total	4,304	4,264	40	4,071	233

% Franchised	99.5%	99.5%		99.5%

TIM HORTONS INC. AND SUBSIDIARIES

Income Statement Definitions

Sales	Sales include Distribution sales, sales from company-operated restaurants, and sales from consolidated Non-owned restaurants. Distribution sales comprise sales of products (including a minimal amount of manufacturing product sales to third parties), supplies, and restaurant equipment outside of initial restaurant establishment or renovations (see “Franchise Fees”) that are shipped directly from our warehouses or by third-party distributors to restaurants or retailers through our supply chain. Sales from company-operated restaurants and consolidated Non-owned restaurants comprise restaurant-level sales to our guests. The consolidation of Non-owned restaurants essentially replaces our rents and royalties with restaurant sales, which are included in VIEs’ sales.

Rents and royalties	Includes royalties and rental revenues earned, net of relief, and certain advertising levies associated with our Canadian Advertising Fund relating primarily to the Expanded Menu Board Program.

Franchise fees	Includes license fees and equipment packages, at initiation of a restaurant and in connection with the renewal or renovation, and revenues related to master license agreements.

Cost of sales	Cost of sales includes costs associated with the management of our supply chain, including cost of goods, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to restaurants for which we manage the supply chain logistics, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs of Company-operated restaurants and consolidated Non-owned restaurants.

Operating expenses	Includes rent expense related to properties leased to restaurant owners and other property-related costs including depreciation. Also included are certain operating expenses related to our distribution business such as warehouse technology costs and utilities, and product development costs.

Franchise fee costs	Includes the cost of equipment sold to restaurant owners at the commencement or in connection with the renovation of their restaurant business, including training and other costs necessary to assist with a successful restaurant opening, and/or the introduction of our Cold Stone Creamery® co-branding offering into existing locations. Also includes support costs related to project-related and/or operational initiatives.

General and administrative expenses	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, depreciation of head office buildings and office equipment, and the majority of our information technology systems.

Corporate reorganization expenses	Includes termination costs and professional fees related to the implementation of our new Corporate Centre and Business Unit organizational structure, as well as CEO transition costs.

Equity income	Includes income from equity investments in partnerships and joint ventures and other minority investments over which we exercise significant influence. Equity income from these investments is considered to be an integrated part of our business operations and is therefore included in operating income.

Other (income) expense, net	Includes (income) expenses that are not directly derived from the Company’s primary businesses, such as foreign currency adjustments, gains and losses on asset sales, and other asset write-offs.

Net income attributable to noncontrolling interests	Relates to the consolidation of Non-owned restaurants pursuant to applicable accounting rules.